Exhibit 10.1
SETTLEMENT AGREEMENT

between
M.T.M. s.r.l., based in Cherasco (Cuneo), Via La Morra n. 1 (C.F.: 00525960043), in the person of Board Chairman, Mr. Mariano Costamagna (hereinafter also “MTM” or the ”COMPANY”) on the one hand –
and
Mr. Pier Antonio COSTAMAGNA, born in Narzole  on july 22nd 1952
(C.F.:CST PNT 52L22 F846E ) (hereinafter also “Pier Antonio Costamagna”) on the other hand –
Whereas

-	Mr. Pier Antonio Costamagna carried out a relationship as Manager and Amministratore Delegato for MTM since to 1977 as of to February 5 2014 ;

-
Pier Antonio Costamagna delivered to the Company his resignation from the position of General Manager and Amministratore Delegato of the Company but he is willing to continue to keep the position of Director of the Board of the Company.

That said it is
agreed
as follows
- 1)
The relationship among the Company and Pier Antonio Costamagna as General Manager and “Amministratore Delegato” has been terminated as of February 5th  2014  as a consequence of the delivery of the letter of resignation as General Manager.

- 2)
As settlement, with the purpose to prevent any disputes that may find occasion in the aforesaid previous relationship, MTM undertakes to pay to Mr. Pier Antonio Costamagna  the  lump sum of € 350.000. (threeundredfiftythousant euro)

The above mentioned amount will be paid within 2 ( two) settlement  as lump indemnification and discharge of whatever possible Pier Antonio Costamagna’s claims as, for example, vacation accrued but not done, indemnity in lieu of notice, supplementary lump indemnity and, in any case, as  all embracing additional compensation of any kind related to the termination of the aforesaid relationship.
The parties undertake that the above mentioned lump sum is comprehensive of the amount of € 50.000 ( fiftythousant euro) that are paid as consideration for the non competion covenant as set forth in article [6].
- 3)	The above mentioned lump sum will be paid to Pier Antonio Costamagna by MTM in [2 ( two)] equal installments due at the end of june 2014 and December 2014 ,
- 4)
Mr. Pier Antonio Costamagna shall remain member of the Board of Director of MTM until the approval of the Financial Statements as of 31.12.2015, and in this timeframe will remain committed to support and mentor the person who will assume his duties as General Manager of MTM and functions and shall forward to him/her all necessary information;

- 5)	Mr. Pier Antonio Costamagna undertake to keep confidential all information acquired during its relationship and shall return before end of june 2014 , all the company assets in its possession (as for example personal computer, cell phone, credit cards) toghether with any documents, data and / or information in its possession related to the activity of MTM. The assigned car used till now ( Mercedes CLS 500 plate number CV 484 NG registered on June 15th, 2005 with today book value = 0 will be transferred to Pier Antonio Costamagna at the symbolic price of 500 euro with transfer of owner registration at his charge.

- 6)
Mr. Pier Antonio Costamagna undertake to not  perfom any activity and not operate until June 30th 2016: either directly or indirectly, either as an employee and / or contributor and / or any other form in competition with MTM: as consideration for this non competition covenant it has been recognized to him the amount of € 50.000 ( fiftythousant ) that has been included in the lump sum specified in article 2 and that shall be discharged as provided in article 3.

- 7)
Mr. Pier Antonio Costamagna and MTM mutually acknowledge that as result of the correct execution of this transaction they will not have anything to claim each other for any reason, title and / or cause having been all right, claim or action being settled and still the same expressly waived contemporary with the execution of this agreement.

Signed in Cherasco on May 28, 2014	FSS acknowledge receipt

/s/ Pier Antonio Costamagna	/s/ Troy Clarke
/s/ Mariano Costamagna